Exhibit 10.23

* Confidential Treatment Requested by Celera Corporation*

HIGHLY CONFIDENTIAL

EXECUTION VERSION

REAL-TIME INSTRUMENT PATENT LICENSE AGREEMENT

This REAL-TIME INSTRUMENT PATENT LICENSE AGREEMENT (the “Agreement”) is entered into and made effective as of the 25th of April, 2006 (the “Effective Date”) by and among BECKMAN COULTER, INC., a Delaware corporation with its principal offices located at 4300 North Harbor Boulevard, Fullerton, California 92835 (the “Licensee”), and APPLERA CORPORATION, a Delaware Corporation, through its APPLIED BIOSYSTEMS group located at 850 Lincoln Centre Drive, Foster City, California 94404, and its CELERA GENOMICS group, located at 45 West Gude Drive, Rockville, Maryland 20850 (“Licensor”). Each of the parties to this Agreement shall be referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, Licensee initiated a civil action in the United States District Court for the Central District of California against Applera Corporation on July 2, 2002, entitled Beckman Coulter, Inc. v. Applera Corporation, SA CV 02-624 MRP (AN) (the “Patent Lawsuit”), in which Licensee alleged infringement of certain patents owned by Licensee;

WHEREAS, Applera Corporation (“Applera”) initiated a civil action in the Superior Court of California for the County of San Francisco against Licensee on February 7, 2005, entitled Applera Corporation v. Beckman Coulter, Inc., Case No. 05-438449 (collectively with the Patent Lawsuit, the “Lawsuits”) in which Applera alleged that, contrary to Licensee’s obligations under a November 6, 1996 sublicense agreement between The Perkin-Elmer Corporation and Beckman Instruments, Inc. (the “Sublicense Agreement”), Licensee failed to remit certain monies owed to Applera under the Sublicense Agreement;

WHEREAS, without any admission of liability with regards to the claims and counterclaims raised in the Lawsuits, the Parties have executed, on even date herewith, that certain Settlement Agreement to settle the Lawsuits to make a full and final compromise, settlement and release of the claims and demands asserted, or that could have been asserted, by the Parties in the Lawsuits (the “Settlement Agreement”);

WHEREAS, pursuant to the Settlement Agreement, the Parties agreed to enter into certain other agreements, including this Agreement, that are ancillary to the Settlement Agreement;

WHEREAS, Licensor owns U.S. Patent No. 6,814,934, and other U.S. and non-U.S. patents and applications that claim priority from United States application Serial No. 07/965,201, including European Patent No. EP 872562 and Japanese Patent No. JP 3136129, that describe and claim automated thermal cycling apparatus capable of performing and detecting nucleic acid amplification in real time;

WHEREAS, Licensor owns U.S. Patents Nos. 5,038,852 and 5,333,675, describing and claiming automated apparatus suitable for performing the PCR process, and apparatus claims in corresponding counterpart patents and patent applications in other countries;

WHEREAS, Licensor owns U.S. Patent Nos. 5,475,610, 6,703,236 B2, and U.S. Patent Application Ser. No. 10/691,186 (Publication No. 2004/0248146 A2), describing and claiming improvements in thermal cycling apparatus for PCR, including methods comprising calculating sample temperatures (algorithm claims) and a pressing heated cover, and corresponding counterpart patents and patent applications in other countries;

* Confidential Treatment Requested by Celera Corporation*

HIGHLY CONFIDENTIAL

EXECUTION VERSION

WHEREAS, Licensor owns U.S. Patent No. 5,656,493, describing and claiming an amplification system comprising PCR reagents and a thermal cycler programmed to carry out a PCR protocol;

WHEREAS, Licensor owns patents and applications outside the U.S. that claim priority of U.S. application Serial No. 06/899,061 (filed in 1986) and that claim automated performance of the PCR process using certain programmed thermal cyclers; and

WHEREAS, Licensee has requested and Licensor is willing to grant Licensee a license, pursuant to the terms and conditions herein, under said patent rights worldwide.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties, intending to be legally bound, hereby covenant and agree as follows:

1                                        Definitions

For the purpose of this Agreement the terms set forth hereinafter shall be defined as follows:

1.1                                “Affiliate” shall mean, with respect to a Party, any corporation or other entity that is directly or indirectly controlled by, under common control with, or that controls such Party. For the avoidance of doubt, any such corporation or other entity shall cease to be an “Affiliate” of such Party under this Agreement when such corporation or other entity is no longer directly or indirectly controlled by, under common control with, or controlling such Party. For purposes of this definition, “controls,” “control” and “controlling” mean the direct or indirect ownership or control (whether through contract or otherwise) of more than fifty percent (50%) of the stock or shares entitled to vote for the election of directors in the case of corporate entities and in the case of non-corporate entities, more than fifty percent (50%) of the equity interest with the power to direct management policies; provided that, if local law restricts the maximum ownership interest of foreign interests to less than fifty percent (50%), control will be established by direct or indirect beneficial ownership of one hundred percent (100%) of the maximum ownership percentage that may be owned by foreign interests under such local law.

1.2                                “Algorithm and Heated Cover Patent Rights” shall mean (a) Valid Claims of U.S. Patent Nos. 5,475,610 and 6,703,236, and Valid Claims of U.S. Patent Application Publication No. U.S. 2004/0248146 A2, and (b)  any Valid Claims in foreign patents and patent applications that claim priority from any of the applications for patent that resulted in U.S. Patent No. 5,475,610, or U.S. Patent No. 6,703,236, and U.S. Patent Application Publication No. U.S. 2004/0248146 A2.

1.3                                “Amplification System Patent Rights” shall mean (a) Valid Claims of U.S. Patent No. 5,656,493 and (b) any Valid Claims in any foreign patent or patent application that claim priority from any of the applications for patent that resulted in U.S. Patent No. 5,656,493.

1.4                                “Applied Markets” shall mean (a) quality assurance and quality control, including, without limitation, conformance with specifications, purity and batch to batch consistency; (b) testing and monitoring of environmental and food samples; (c) identity

* Confidential Treatment Requested by Celera Corporation*

HIGHLY CONFIDENTIAL

EXECUTION VERSION

testing (including, without limitation, for humans, animals, plants, organisms, microbes or their remains); (d) epidemiology; and (e) biosecurity.

1.5                                “Automated Method Patent Rights” shall mean automated method Valid Claims in Licensor’s patents and patent applications outside the U.S. that claim priority from U.S. Application Serial No. 899,061.

1.6                                “Covenanted Patents” shall mean (a) Valid Claims of U.S. Patent Nos. [***] and [***], (b) any Valid Claims in any foreign patent or patent application thereof that claim priority from any of the applications for patent that resulted in U.S. Patent No. [***] or [***], and (c) any continuations, continuations-in-part (but only to the extent of any claims therein that claim priority from any of the foregoing in parts (a) and (b) above), divisionals, reissues, re-examinations, extensions, provisionals, substitutes or renewals of any of the foregoing in parts (a) and (b) above, but only to the extent any of the foregoing claims any instrument, process or system, and all patents issuing from any of the foregoing in this part (c).

1.7                                 [INTENTIONALLY LEFT BLANK]

1.8                                “Exploit” shall mean make, use, sell, offer to sell, import, export, practice any method and the exercise of all other activities with regards to which relief for infringement of patent rights may be obtained under Title 35 of the United States Code and foreign equivalents thereto (as the foregoing may be amended or superseded from time to time), except that Exploit shall not include any “have made” activities (except by Licensor or Licensee’s Affiliates). “Exploited,” “Exploitation” and other variants or variations of the word “Exploit” shall have correlative meanings.

1.9                                “Licensed Field” shall mean Licensed Products and processes for the use thereof, that are neither sold nor used in the Applied Markets that:

(A)                              (i) when sold or used in the United States, are designed, developed and manufactured in accordance with the Quality Systems Regulations (as promulgated by the United States Food and Drug Administration, and set forth in the Code of Federal Regulations (“CFR”) at 21 CFR Part 820, and as may be amended from time to time) or (ii) when sold or used in Europe, are designed, developed and manufactured in accordance with the ISO 13485 standard (as promulgated by the International Organization for Standardization, and as may be amended from time to time) or are certified to be compliant with European Directives on in vitro diagnostic medical devices (IVD-D), or (iii) when sold or used in other jurisdictions, satisfy the applicable regulatory requirements relating to in vitro human diagnostic products;

(B)                                are designed, configured, promoted and intended for use with a menu of Licensee-provided diagnostic kits that are approved, compliant or are otherwise cleared by the appropriate regulatory authority in each jurisdiction where the instrument is used or sold; and

(C)                                in the U.S., may also be used for Licensee-provided Analyte Specific Reagents, as such term is defined pursuant to 21 CFR 809 and 21 CFR 864.4020.

1.10                          “Licensed Patents” shall mean: (a) the Algorithm and Heated Cover Patent Rights, the Amplification System Patent Rights, the Automated Method Patent Rights, the Real-Time Apparatus Patent Rights and the Thermal Cycling Instrument Patent Rights; (b) any

* Confidential Treatment Requested by Celera Corporation*

HIGHLY CONFIDENTIAL

EXECUTION VERSION

continuations, continuations-in-part (but only to the extent of any claims entitled to claim priority from any of the applications that resulted in the patents in the foregoing in part (a) above), divisionals, reissues, re-examinations, extensions, provisionals, substitutes or renewals of any of the foregoing in part (a) above, but only to the extent any of the foregoing claims any instrument, process or system, and all patents issuing from any of the foregoing in this part (b); and (c) [***]. No other patents or patent applications are included within the definition of Licensed Patents. Notwithstanding anything herein to the contrary, a non-exhaustive list of patents that are excluded from the Licensed Patents are the patents set forth on Exhibit I attached hereto and also excluded from the Licensed Patents are, with the exception of the Real-Time Apparatus Patent Rights, U.S. Patent Nos. 5,475,610, 6,703,236, 5,656,493, 5,038,852, and 5,33,675, any patents and patent applications claiming priority from the patents on Exhibit I or having common priority claims as the patents on Exhibit I. “Licensed Patents” do not include rights under any other patent or patent application, and expressly exclude, by way of example only, patents and patent applications that cover real-time methods or cover reagents, kits, mixtures or systems that are capable of use with Licensed Real-Time Thermal Cyclers.

1.11                          “Licensed Product” shall mean a Licensed Real-Time Thermal Cycler, including any components, replacement parts, upgrades, computer software or hardware for or in the foregoing, the Exploitation of which would, but for the rights granted under this Agreement, infringe at least one Valid Claim of the Real-Time Apparatus Patent Rights.

1.12                           [INTENTIONALLY LEFT BLANK].

1.13                          “Licensed Real-Time Thermal Cycler” shall mean a Real-Time Thermal Cycler the Exploitation of which would, but for the license granted herein, infringe at least one Valid Claim of the Real-Time Apparatus Patent Rights. A Licensed Real-Time Thermal Cycler is a complete instrument, including, for instance, a computer and basic software used for controlling the instrument and collecting data.

1.14                          “Net Sales Price” shall mean (a) in the case of an arm’s-length transaction to an unrelated Third Party end user not enjoying any special course of dealing with Licensee or its Affiliates, wherein the end user Third Party is not providing any nonmonetary consideration and the gross invoice price for a Licensed Product that is subject to royalty obligation under Article 3 herein is not affected by any other purchase of goods or services or any license of intellectual property (other than the end user rights conveyed pursuant to Article 2 of this Agreement): the gross invoice price for such sale of such Licensed Product (together with any associated warranty coverage sold) to an end user Third Party by Licensee or its Affiliates of such Licensed Product, minus the following deductions where applicable: (i) discounts allowed and taken, in amounts customary in the trade, and (ii) sales and/or use taxes and/or duties for particular sales. No allowance or deduction shall be made for commissions or collections, by whatever name known;

* Confidential Treatment Requested by Celera Corporation*

HIGHLY CONFIDENTIAL

EXECUTION VERSION

(b) subject to Section 3.3, in the case of a transaction to a distributor that is not an Affiliate of Licensee, [***]. No allowance or deduction shall be made for commissions or collections, by whatever name known; and

(c) in the case of a sale, loan, lease, consignment, distribution or transfer of Licensed Products subject to royalty obligations under Article 3 herein that is not within the scope of Section 1.14(a) or 1.14(b): the Average Net Sales Price (as such term is defined below) for sales to end users for such Licensed Product calculated under Section 1.14(a). Without limiting the foregoing, Net Sales Price shall be calculated as set forth in this Section 1.14(c) in the event of any sale, loan, lease, consignment, gift, distribution or other transfer (i) to a party that is Licensee itself or an Affiliate of Licensee or (ii) to a Third Party that enjoys a special course of dealing with one or more of the Licensee or an Affiliate of Licensee. In the case of a Reagent Rental of Licensed Products, however, [***].

For the purposes of this definition, an arm’s-length sale to an unrelated Third Party is one in which (i) such Third Party does not enjoy any special course of dealing with Licensee or its Affiliates, (ii) such Third Party does not provide any nonmonetary consideration for a Licensed Product (under Article 3 herein), and (iii) the gross invoice price in such sale of such Licensed Product is not affected by any other purchase of goods or services or any license of intellectual property other than the end user rights conveyed in Article 2 herein.

As used herein the term “Average Net Sales Price” shall mean (A) the average of Net Sales Price for transfers under Section 1.14(a) over the one year period preceding the date of transfer that is within this Section 1.14(c) of the same type and model of Licensed Product and in the same country as such transferee; (B) if such one-year average Net Sales Price data is unavailable, then the seller’s (Licensee or its Affiliate) published end user list price of such Licensed Product for end users in such country as the transferee; or (C) if data is unavailable under part (A) or (B), then the fair market value (with reference to the sales price of comparable products).

1.15                          “Notice” shall mean the label statements affixed to Licensed Products under Section 4.

1.16                          “Person” shall mean a(n) individual, corporation, trust, partnership, limited liability company, joint venture, unincorporated organization or other entity.

1.17                           [INTENTIONALLY LEFT BLANK]

1.18                          “Reagent Rental” shall mean an arrangement whereby a Licensed Product is provided to a customer, where part of the consideration for the customer obtaining such Licensed Product includes an ongoing reagent or consumable purchase commitment on the part of a customer such that part of the price for the reagents or consumables is attributable to the acquisition cost or leasing cost of the Licensed Product, the cost of servicing the Licensed Product and/or other items of cost recovery in connection with supply and support of the Licensed Product; provided, however, that either (a) title to such Licensed Product does not transfer to such customer (if at all) before such customer has completely fulfilled its

* Confidential Treatment Requested by Celera Corporation*

HIGHLY CONFIDENTIAL

EXECUTION VERSION

purchase commitment for such reagents or consumables, or (b) such customer’s continued right to use and possess such Licensed Product is contingent upon such customer completely fulfilling its purchase commitment for such reagents or consumables.

1.19                          “Real-Time Apparatus Patent Rights” shall mean (a) Valid Claims of Licensor’s U.S. Patent No. 6,814,934 and any reexamination or extension thereof and (b) any Valid Claims in foreign equivalent patents and patent applications thereof where such corresponding Valid Claims claim priority from any of the applications for patent that resulted in U.S. Patent No. 6,814,934 or any reexamination or extension thereof that claims an instrument, process or system (such as, by way of example only, EP 872562 and JP 3136129). “Real-Time Apparatus Patent Rights” do not include rights under any other patent or patent application, and expressly exclude, by way of example only, patents and patent applications (a) that cover real-time methods or cover reagents, kits, mixtures or systems that are capable of use with Licensed Real-Time Thermal Cyclers or (b) that are set forth on Exhibit I.

1.20                          [INTENTIONALLY LEFT BLANK]

1.21                          “Real-Time Thermal Cycler” shall mean an instrument, whether in single or multiple modules, that includes a Thermal Cycler and a detector which can be used to detect a fluorescence optical signal while the Thermal Cycler is in operation and without opening the reaction chambers (for example, tubes, microtitre plates, wells or depressions) in which amplification is occurring.

1.22                           [INTENTIONALLY LEFT BLANK]

1.23                          “Thermal Cycling Instrument Patent Rights” shall mean (a) Valid Claims of U.S. Patent Nos. 5,038,852 and 5,333,675, and (b) any Valid Claims in foreign equivalent patents and patent applications thereof where such corresponding Valid Claims claim priority from any of the applications for patent that resulted in U.S. Patent No. 5,038,852 or U.S. Patent No. 5,333,675.

1.24                          “Territory” shall mean the world.

1.25                          “Thermal Cycler” shall mean an instrument, whether in single or multiple modules, that is capable in itself of automatically cycling samples in the PCR process, including any controlling hardware and software.

1.26                          “Third Party” shall mean a party other than one of the Parties to this Agreement.

1.27                          “Valid Claim” shall mean a claim of an unexpired patent or pending patent application that has not been held unpatentable, invalid or unenforceable pursuant to a final and unappealable decision of a court or other applicable administrative agency with appropriate jurisdiction.

2                                         License Grant

2.1                                 Rights for Licensed Products. Upon the terms and subject to the exceptions and conditions of this Agreement, including without limitation Section 2.3, Licensor hereby grants to Licensee under the Licensed Patents a personal, non-transferable (except as set forth in Article 9), royalty-bearing, non-exclusive license in the Licensed Field and in the Territory, with no rights to sublicense, to sell directly or indirectly through distributors

* Confidential Treatment Requested by Celera Corporation*

HIGHLY CONFIDENTIAL

EXECUTION VERSION

(including Licensee’s Affiliates) (subject to Section 2.3) and to otherwise Exploit, in all cases under Licensee’s trademarks and trade names, Licensed Products in the form of complete Licensed Real-Time Thermal Cyclers as well as any add-on, substitute, repair and replacement components (including, without limitation, software or hardware ), and not as a foundry or OEM manufacturer for Third Parties. For the avoidance of doubt, nothing in this Section 2.1 precludes Licensee or any of its Affiliates from integrating any Licensed Product into or with any other instruments or components, provided that none of such integration, other instrument(s) or component(s), resulting integrated system or the use of such integrated system infringes any of Licensor’s patent rights other than the Licensed Patents (but only to the extent of any claims of such Licensed Patents that are infringed by such Licensed Product prior to any such integration), and further provided that the foregoing does not convey or constitute a license, immunity from suit or any other right under any claims of the Licensed Patents other than with respect to the Exploitation of such Licensed Product itself (and not such other instruments and components). For the further avoidance of doubt, the foregoing right to sell directly or indirectly through Licensee’s Affiliates includes the right of such Affiliates to import or export Licensed Products from Licensee or any of its Affiliates.

2.2                                No Right to Sublicense. Subject to Section 9.1, rights granted to Licensee by this Agreement are personal to Licensee alone. Licensee shall have no right to sublicense, assign or otherwise transfer or, subject to Section 2.3, share its rights hereunder.

2.3                                Distributors; Major Diagnostic Entities. Licensee’s and its Affiliates rights under Section 2.1 to sell through distributors is limited to selling through distributors that are not Major Diagnostic Entities (as defined below). Licensee and its Affiliates shall not collaborate with any Major Diagnostic Entity with respect to the co-development of Licensed Products or systems that include Licensed Products. As used herein, the term “Major Diagnostic Entity” and “Major Diagnostic Entities” means any Third Party that had worldwide sales in the field of molecular diagnostics of [***].

2.4                                No Other Patent Rights or Other Rights Granted. Except as expressly set forth in Article 5 herein, the license granted hereunder includes no right, immunity, authorization or license, either expressly, by implication, by estoppel or otherwise, under any patent or patent application that is not included in the Licensed Patents. No right is granted to Licensee or its Affiliates or its or their customers outside the Licensed Field.

3                                         Fees, Royalties, Records and Reports

For licenses and rights granted under Article 2, Licensee shall pay to Licensor:

3.1                                License Initiation Fee. In consideration of the license herein and under that certain Diagnostic Field DNA Sequencing Sublicense Agreement between the Parties executed on even date herewith (“Diagnostic Field DNA Sequencing Sublicense Agreement”), Licensee shall pay Licensor a fee of twenty million dollars ($20,000,000) paid at the rate of two million dollars ($2,000,000) per calendar quarter for ten (10) quarters. The payments shall be due on the [***]. For the avoidance of doubt only a single fee of [***]

* Confidential Treatment Requested by Celera Corporation*

HIGHLY CONFIDENTIAL

EXECUTION VERSION

[***] is due for both this Agreement and the Diagnostic Field DNA Sequencing Sublicense Agreement.

3.2                                Licensed Products. Except as provided in Section 3.3, for each Licensed Product sold, placed or otherwise transferred by Licensee or its Affiliates (whether to an end user or distributor) on or after the Effective Date hereto, Licensee shall pay to Licensor a royalty of [***] of the Net Sales Price of such Licensed Product; and [***]. Notwithstanding anything above in this Section 3.2 or elsewhere in this Agreement, the following are [***].

3.3                                Reagent Rental. For each Licensed Product sold, placed, leased or transferred by Licensee or an Affiliate of Licensee [***] under a Reagent Rental, Licensee shall pay to Licensor a royalty of [***]. Notwithstanding the foregoing or otherwise, the [***] shall also apply in such instances where a Licensed Product is sold, placed, leased or transferred to an end user as part of a Reagent Rental by a distributor of Licensee or of an Affiliate of Licensee provided that the Licensee or its Affiliate knows or becomes aware of such Reagent Rental by such distributor.

3.4                                Currency. All amounts payable hereunder shall be payable in United States dollars. Sales in other countries shall be converted to U.S. dollars based on the New York rate of exchange as quoted in the Wall Street Journal for the last business day of the applicable quarter. If not so published, the Parties may agree on a substitute publication. In the event there is no comparable publication, the applicable rate for such date by the appropriate governmental agency in such country shall apply. The Parties agree that, subject to Licensor’s prior written consent (which consent shall not be unreasonably withheld), Licensee may change the foregoing method of calculating currency conversion, provided such new method is in accordance with Generally Accepted Accounting Principles in the U.S.

3.5                                Maintenance of Records; Audit. Licensee shall keep, and shall require its pertinent Affiliates to keep, full, true and accurate records containing all particulars necessary to calculate the amount payable to Licensor under this Agreement and to demonstrate Licensee’s (and its Affiliates’) compliance with its obligations under this Agreement. Such records and the supporting data shall be open at all reasonable times, for [***] following the end of the calendar year to which they pertain (and access shall not be denied thereafter, if reasonably available), to the inspection of an independent certified public accounting firm retained by Licensor. Such accounting firm will hold such records and supporting data in strict confidence, except as necessary to consult with and report to Licensor and Licensee on the accuracy and completeness of Licensee’s and its Affiliates’ compliance with this Agreement. If in dispute, such records shall be kept until the later of the expiration of the foregoing [***] period or the date the dispute is settled. Inspection shall be at Licensor’s expense, unless the inspector concludes that the amount payable that is stated in a report is understated by [***] or more, in which case reasonable expenses shall be paid by Licensee.

* Confidential Treatment Requested by Celera Corporation*

HIGHLY CONFIDENTIAL

EXECUTION VERSION

3.6                                Royalty Payments and Royalty Reports. Licensee shall within [* * *] days after the first of January, April, July and October deliver (by U.S. mail or nationally recognized courier service with a text copy in MS-Excel format (or other reasonable format requested in writing by Licensor) of such report transmitted by email to royalties@appliedbiosystems.com) to Licensor a true and accurate royalty accounting report. This report shall be on a country-by-country basis and shall give such particulars of the business conducted by Licensee in each country during the preceding three (3) calendar months as are pertinent to accounting under this Agreement, and shall be in accordance with, and include at least information specified in, the royalty report form attached hereto as Exhibit II, as may be amended as mutually agreed upon by the Parties in writing from time to time.

The correctness and completeness of each report shall be attested to in writing by a responsible financial officer of Licensee.

3.7                                Tax Withholding. Withholding tax, if any, levied by a government of any country on the  payment made by Licensee to Licensor hereunder shall be borne by Licensor. Licensee shall use reasonable commercial efforts to enable Licensor, at Licensor’s expense, to claim exceptions therefrom under any double taxation or similar agreement in force and shall produce to Licensor proper evidence of payment of all withholding tax.

3.8                                Royalty Report and Payment Address. Simultaneously with the delivery of each royalty account report (as per the schedule set forth in Section 3.6), Licensee shall pay to Licensor the monies then due under this Agreement for the period covered by the report. Each report and payment shall be sent by the due date to the following address:

Applied Biosystems

850 Lincoln Centre Drive

Foster City, CA  94404

Attention: Director of Licensing

or to any address that Licensor may advise in writing thirty (30) days prior to its becoming effective.

3.9                                Interest. If Licensee fails to pay any amount owing under this Agreement by the due date, the amount owed shall bear interest at [* * *] from the due date until paid, provided, however, that if this interest rate is held to be unenforceable for any reason, the interest rate shall be the maximum rate allowed by law at the time the payment is due.

4                                        License Notice

Patent Notice. Licensee agrees to mark or cause its applicable Affiliate to mark each Licensed Product and include prominently in the corresponding user’s manual, but not any other Thermal Cycler or manual therefor, a Notice to purchaser as specified from time to time by Licensor. Unless and until Licensor instructs differently (upon which instruction Licensee will implement the new Notice within a commercially reasonable timeframe not to exceed one hundred eighty (180) days after Licensee’s receipt of such instruction), the Notice shall be:

* Confidential Treatment Requested by Celera Corporation*

HIGHLY CONFIDENTIAL

EXECUTION VERSION

NOTICE TO PURCHASER

This Real-Time Thermal Cycler is licensed for use solely in the field of human vitro diagnostics under one or more of U.S. Patents Nos. 6,814,934, 5,038,852, 5,656,493, 5,333,675, 5,475,610, 5,602,756, and 6,703,236, or corresponding claims in their non-U.S. counterparts, owned by Applera Corporation. No other field of use (e.g., the research field) is permitted. No right is conveyed expressly, by implication or by estoppel under any other patent claim, such as claims to apparatus, reagents, kits, or methods such as 5’ nuclease methods. For further information on purchasing licenses, contact the Director of Licensing at Applied Biosystems, 850 Lincoln Centre Drive, Foster City, California 94404, USA.

5             Covenant Not to Sue

5.1                                Covenant. Upon the terms and subject to the exceptions and conditions of this Agreement, Licensor grants to Licensee a personal, non-transferable (except as set forth in Article 9), royalty-free, fully paid-up, non-exclusive covenant not to sue: (a) Licensee or any of its Affiliates or distributors (excluding all distributors that are Major Diagnostic Entities) for infringement of any of the Covenanted Patents in the Licensed Field and in the Territory based on Licensee’s exercise of the license set forth in Article 2 herein (including, Licensee’s and its Affiliates’ making, using or selling of Licensed Products in the Licensed Field pursuant to Article 2) and solely to the extent of Licensee’s, its Affiliates’ or distributors’ activities that do not exceed the scope of the license set forth in Article 2 herein; and (b) any end user of any such Licensed Products described in part (a) above that has purchased or otherwise obtained the same from Licensee  (or a distributor or Affiliate of Licensee described in part (a) above) for infringement of any of the Covenanted Patents in the Licensed Field and in the Territory based on such end user’s use (solely to the extent within the scope of the license granted hereunder and in accordance with the terms and conditions of this Agreement) of such Licensed Products. The foregoing covenant not to sue granted by Licensor to Licensee in this Section 5.1 shall, subject to termination of this Agreement pursuant to Article 6 below, be in effect until the longer of (i) the expiration of the last-to-expire patent included in the Covenanted Patents, or (ii) the applicable statute of limitations for enforcement of such Covenanted Patents. Without limiting the foregoing covenant not to sue distributors or end users, the foregoing covenant not to sue does not extend to any infringing activities of any Third Party that occurred prior to the date such Third Party becomes a Licensee Affiliate.

5.2                                No Other Rights Granted. Except as expressly set forth in Article 2 herein, this Agreement does not grant any right, immunity, authorization or license, either expressly, by implication, by estoppel or otherwise, under any patent or patent application that is not included in the Covenanted Patents. No right is granted to Licensee or its Affiliates or its or their customers outside the Licensed Field.

6                                        Term and Termination

6.1                                Term. This Agreement (and the licenses and royalty obligations hereunder), unless

* Confidential Treatment Requested by Celera Corporation*

HIGHLY CONFIDENTIAL

EXECUTION VERSION

sooner terminated pursuant to this Article 6, shall continue until the date of expiration of the last-to-expire of the Licensed Patents and the Covenanted Patents.

6.2                                Termination by Licensee. Licensee may terminate this Agreement for any reason by giving written notice to Licensor and ceasing to label, advertise or promote any Licensed Products as being licensed hereunder. Such termination shall be effective [***] after said notice or cessation of Licensee’s activities licensed hereunder, whichever is later. During such [***] interval Licensee shall either sell or destroy its remaining inventory of Licensed Products. Within [***] after the effective date of such termination, Licensee shall provide Licensor with a royalty report and payment as per Article 3 along with a certification signed by a company officer that Licensee no longer has any inventory of Licensed Products.

6.3                                Insolvency. This Agreement shall terminate immediately without Licensee having a right to cure upon: (a) an adjudication of Licensee as bankrupt or insolvent, or Licensee’s admission in writing of its inability to pay its obligations as they mature; (b) an assignment by Licensee for the benefit of creditors; (c) the appointment of, or Licensee’s applying for or consenting to the appointment of, a receiver, trustee or similar officer for a substantial part of its property; (d) the institution of or any act of Licensee instituting any bankruptcy, insolvency arrangement, or similar proceeding; or (e) the issuance or levy of any judgment, writ, warrant or attachment or execution or similar process against a substantial part of the property of Licensee, including, but not limited to, the rights and licenses granted under this Agreement.

6.4                                [INTENTIONALLY LEFT BLANK]

6.5                                Termination for Licensee’s Material Breach. In the event Licensee materially breaches this Agreement, then without limiting Licensor’s legal or equitable remedies, this Agreement shall terminate automatically [***] (in the event of a breach of any payment obligations under this Agreement) or [***] (in the event of any other material breach of this Agreement) after Licensor provides notice thereof to Licensee, provided that Licensee fails to cure such material breach within such [***] or [***] period, respectively. Any failure by Licensee to perform any payment obligation, or provide a timely and compliant royalty report, as and when due under this Agreement shall be deemed a material breach of this Agreement, subject to cure as stated herein, except that the third or any subsequent occurrence of a failure under this sentence shall not be subject to cure, if Licensor has given written notice of such failure each time and the third such notice so specifies. Without limiting the foregoing, in the event a distributor of Licensee or any of its Affiliates sells Licensed Products outside of the scope of the license granted under Article 2, Licensee shall have [***] from Licensee’s receipt of notice from Licensor (which notice shall identify such distributor and a detailed description of the infringing activity) to cause such distributor to cease further infringing sales of Licensed Products.

6.6                                Effect of Termination or Expiration. Upon expiration or termination of this Agreement, all licenses and covenants not to sue granted to Licensee and its Affiliates and their respective distributors herein shall terminate.

* Confidential Treatment Requested by Celera Corporation*

HIGHLY CONFIDENTIAL

EXECUTION VERSION

6.7                                Licensee’s Obligations Surviving Termination. The termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to or on account of such termination or expiration. All remedies provided hereunder or elsewhere (including under applicable law) are cumulative. Licensee’s obligations to report and pay royalties as to activities under this Agreement, and Licensor’s right to audit under Section 3.5, shall survive termination or expiration. Without limiting the survival of other Sections herein that expressly survive termination or expiration, Articles 1, 8, 10 and 11 and Sections 3.7, 6.6, this 6.7 and 7.3 shall survive any termination or expiration of this Agreement.

6.8                                Termination by Licensor. Without limiting Licensor’s remedies under the Settlement Agreement and notwithstanding the provisions of Section 6.5, Licensor shall have the right to terminate this Agreement, effective immediately upon written notice to Licensee without any right for Licensee to cure, where such termination is legally permissible and enforceable under patent and competition laws (including under patent misuse and antitrust laws in the United States), if Licensee or any of its Affiliates directly or indirectly (e.g., with or through support of or supporting a Third Party) challenges the validity or enforceability of any of the Licensed Patents in any country in which the Licensed Patents are licensed to Licensee. For the avoidance of doubt, the act of responding to a Third Party subpoena for documents or for the taking of a deposition of Licensee or any of its Affiliates or their respective employees shall not, in and of itself, be considered as an indirect challenge to validity or enforceability of the Licensed Patents.

7                                        Advertisements; Publicity; Confidentiality

7.1                                Advertisements. Unless and until Licensor instructs differently (upon which instruction Licensee will implement the new statement in a commercially reasonable time not to exceed [***] after Licensee’s receipt of such instructions) in advertisements, catalogs, brochures, sales literature and promotional literature for Licensed Products, Affiliates and distributors shall state the following prominently in type and location:

This is a Licensed Real-Time Thermal Cycler(s)   under one or more of US Patents Nos. 6,814,934, 5,038,852, 5,656,493, 5,333,675, 5,475,610, 5,602,756, and 6,703,236, or corresponding claims in non-U.S. counterparts thereof, solely for use in the field of human in vitro diagnostics. No other use is permitted. No right is conveyed expressly, by implication or by estoppel under any other patent claim.

7.2                                Publicity. With respect to Licensee’s distribution of any written information to Third Parties, including but not limited to advertising, brochures, catalogs, promotional and sales material, and public relations material, Licensor shall have the right to prescribe changes regarding references to, or descriptions of:  Licensor, Applied Biosystems group, Celera Genomics group, the patents under which rights are granted in this Agreement, or this Agreement. Licensee agrees to comply with Licensor’s reasonable prescriptions in a commercially reasonable time not to exceed [***] after Licensee’s receipt of such prescriptions.

* Confidential Treatment Requested by Celera Corporation*

HIGHLY CONFIDENTIAL

EXECUTION VERSION

7.3                                Confidentiality. Except as provided in Sections 7.1 and 7.2, Licensee shall maintain the confidentiality of the provisions of this Agreement and shall refrain from disclosing the terms of this Agreement without the prior written consent of Licensor during the term of this Agreement and for a period of [***] after the end of the last-to-expire of the Licensed Patents and Covenanted Patents under this Agreement, except to the extent such disclosure is required under applicable law or regulation provided that (a) such disclosure is limited to the information that must be so disclosed under applicable law or regulation; and (b) Licensee notifies Licensor of such requirement and the text of the proposed disclosure at least [***] before such proposed disclosure is required (or, if such proposed disclosure is required in less than [***], as far in advance of the date of disclosure as is reasonably possible) and allows Licensor a reasonable opportunity to comment upon, object or seek a protective order or other injunctive relief to prevent or limit such disclosure. Licensor shall be permitted to name Licensee in any published list of licensees under the Licensed Patents, for example, in a list published on Licensor’s website. The foregoing notwithstanding, either Party may issue a press release announcing execution of this Agreement, provided that said press release is reasonably acceptable to the other Party and is included in this Agreement as an Exhibit.

8                                        Compliance and Quality

8.1                                Compliance with Applicable Law. In the exercise of any and all rights granted to Licensee and its Affiliates hereunder and in performance hereunder by Licensee and its Affiliates and distributors, as between Licensor and Licensee, it shall be the duty of Licensee, not Licensor, to comply fully with all applicable laws, regulations and ordinances and to obtain and keep in effect licenses, permits and other governmental approvals (federal, state or local) necessary or appropriate for Licensee and its Affiliates and distributors to carry on activities hereunder.

8.2                                No Endorsement. Licensor does not approve or endorse any Licensed Product of Licensee in any way or for any purpose, including for real-time PCR. Quality and quality control with respect to Licensed Products (including suitability for real-time PCR), according to standards and requirements that may exist in the marketplace from time to time, are the sole responsibility of Licensee.

9                                        Assignment

9.1                                Assignment by Licensee. This Agreement cannot be assumed or assumed and assigned by a trustee or debtor-in-possession in bankruptcy as set forth in Section 365(c)(1) of the United States Bankruptcy Code or any similar provisions of state or federal law. In addition, this Agreement shall not be assigned or transferred by Licensee without the Licensor’s express written consent (which consent shall be in Licensor’s sole discretion), except that Licensee may assign or transfer this Agreement without Licensor’s consent in connection with the sale or transfer of all or substantially all of Licensee’s business to which this Agreement relates, stock or assets (whether by merger, acquisition or otherwise). Any assignment or transfer or attempted assignment or transfer of this Agreement (except as permitted under this Section 9.1) shall be void ab initio and result in the immediate and automatic termination of this Agreement without any requirement of notice or other action by Licensor. In the event of an internal reorganization or spin-

* Confidential Treatment Requested by Celera Corporation*

HIGHLY CONFIDENTIAL

EXECUTION VERSION

off of all or substantially all of Licensee’s research products-related business, Licensee’s human diagnostics-related business and/or Licensee’s nucleic acid analysis-related business resulting in any or all of such businesses being conducted through a separate company or separate companies (“Spin-Off”), then Licensee shall elect which of such companies shall continue to have all rights, benefits and obligations of Licensee under this Agreement (including all licenses and covenants not to sue granted by Licensor), up to a maximum of two (2) licensees. Subject to the foregoing in this Section 9.1, any such resulting licensee shall not have the right to further transfer any of its rights, benefits or obligations under this Agreement.

9.2                                Assignment by Licensor. Licensor may assign or transfer all of its rights and obligations under this Agreement at any time without the consent of Licensee. Licensee agrees to execute such further acknowledgements or other instruments as Licensor may reasonably request in connection with such assignment.

10                                 Negation of Warranties, Representations and Indemnification

10.1                        No Warranty; No Implied Rights. Nothing in this Agreement shall be construed as:  (a) a warranty or representation by Licensor as to the validity, enforceability or scope of any patent; (b) a warranty or representation that the exercise of the license hereunder or the Exploitation of any Licensed Product pursuant to this Agreement is or will be free from infringement of patents or other intangible rights of Third Parties; or a warranty or representation that the practice (or Exploitation of Licensed Products) under the Licensed Patents or Covenanted Patents is or will be free from infringement of patents of Third Parties; (c) an obligation by Licensor to file any patent application, secure any patent, or maintain any patent in force; (d) any obligation of Licensor to prosecute, enforce or sublicense its patent rights to (or against) Third Party infringers; (e) except as expressly set forth herein, conferring upon Licensee the right to use in advertising, publicity or otherwise, in any form, the name of, or any trademark or trade name of, Licensor or any of its Affiliates; (f) granting by implication, estoppel, or otherwise, any license, immunity or rights under patents, trade secrets, know-how, copyrights, or other intangible rights of Licensor other than the express licenses granted under the Licensed Patents pursuant to Article 2 and the express covenant not to sue granted with respect to the Covenanted Patents pursuant to Article 5, regardless of whether any such patent or intangible right is dominant or subordinate to the patents under which rights are granted in this Agreement; (g) an obligation to furnish any know-how; or (h) creating any agency, partnership, joint venture or similar relationship between Licensor and Licensee.

10.2                        EXCEPT AS EXPRESSLY STATED HEREIN, LICENSOR DOES NOT MAKE BUT EXPRESSLY DISCLAIMS EXPRESS OR IMPLIED WARRANTIES OF ANY KIND (INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT) WITH RESPECT TO THE LICENSED PATENTS, THE COVENANTED PATENTS, THE PRACTICE OF THE LICENSE HEREUNDER OR THE MAKING OR EXPLOITATIONS OF PRODUCTS LICENSED HEREUNDER OR COVERED BY THE COVENANT NOT TO SUE GRANTED HEREUNDER. IN NO EVENT SHALL LICENSOR BE LIABLE HEREUNDER FOR ANY SPECIAL,

* Confidential Treatment Requested by Celera Corporation*

HIGHLY CONFIDENTIAL

EXECUTION VERSION

PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS).

10.3                          Indemnification. Licensee shall assume full responsibility for its operation under the Licensed Patents and Covenanted Patents under which rights are granted in this Agreement, the manufacture of Licensed Products and the use thereof and shall defend, indemnify and hold Licensor harmless from and against all liability, demands, damages, expenses (including reasonable attorneys’ fees) and losses for infringement of Third Party intellectual property rights, death, personal injury, illness, property damage or any other injury or damage, including any damages or expenses arising in connection with state or federal regulatory action (collectively, “Claims”) arising from Licensee’s and its Affiliates’ and their respective distributors’ Exploitation of any Licensed Products, except to the extent any Claims are caused solely by Licensor’s negligence or intentional misconduct.

10.4                          Licensor. Licensor represents and warrants to Licensee that Licensor: (a) owns or has a license under the Licensed Patents and the Covenanted Patents; and (b) has the right to grant the licenses, sublicenses and covenants not to sue, as the case may be, as provided in this Agreement, under the Licensed Patents and the Covenanted Patents in the Licensed Field.

10.5                          Licensee Representations and Warranties. Licensee represents and warrants to Licensor that Licensee has not, to a material extent, Exploited any product that would be licensed hereunder if any of the foregoing actions in this Section 10.5 had occurred during the term of this Agreement, and that any such actions are subject to the reporting and payment obligations in Article 3. Without limiting Licensor’s causes of action or remedies, Licensee covenants for itself and its Affiliates not to infringe, whether directly, by inducement, by contribution or otherwise, the  Licensed Patents by exceeding the scope of the license rights granted to Licensee and its Affiliates pursuant to Article 2 hereunder.

11                                 Miscellaneous

11.1                        Integration. This Agreement together with the Settlement Agreement constitutes the entire agreement between the Parties as to the subject matter hereof, and all prior negotiations, representations, agreements and understandings are merged into, extinguished by and completely expressed by it. This Agreement may be modified or amended only by a writing executed by authorized officers of each of the Parties.

11.2                        Notices. Any notice required or permitted to be given by this Agreement shall be given by postpaid, first class, registered or certified mail, or by overnight courier or by facsimile, properly addressed to the other Party at the respective address as shown below, and any notice provided under this Agreement shall be from:

If to or from Licensor:

Applied Biosystems

850 Lincoln Centre Drive

Foster City, CA  94404

* Confidential Treatment Requested by Celera Corporation*

HIGHLY CONFIDENTIAL

EXECUTION VERSION

Attention: Director of Licensing

Fax No.:  (650) 638-6071

with a copy to:

Weil, Gotshal & Manges, LLP

201 Redwood Shores Parkway

Redwood Shores, CA  94065

Attn: Vern Winters, Esq.

Fax No.:  (650) 802-3100

If to or from Licensee:

Beckman Coulter, Inc.

4300 North Harbor Boulevard
Fullerton, CA  92835
Attention:  Legal Department

Fax No.:  (714) 773-7936

with a copy to:

Sheppard, Mullin, Richter & Hampton LLP

12544 High Bluff Drive, Suite 300

San Diego, CA  92130

Attn:  Amar L. Thakur, Esq.

Fax No.:  (858) 509-3691

Either Party may change its address or the operating group providing notices under this Agreement by providing notice to the other. A notice shall be deemed given four (4) full business days after the day of mailing, or one full day after the date of delivery to the courier, or the date of facsimile transmission, as the case may be.

11.3                          Governing Law. This Agreement shall be deemed made in the State of California, and it shall be construed and enforced in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof.

11.4                          Binding Arbitration. All disputes arising out of or otherwise related to this Agreement shall be exclusively resolved through binding arbitration by three arbitrators selected by the American Arbitration Association, in accordance with the American Arbitration Association rules then in effect. Such binding arbitration shall be venued in Los Angeles, California, if brought by Licensee, and shall be venued in San Francisco, California, if brought by Licensor. The Parties shall equally share the cost of such arbitration; provided, however, the arbitrator may award attorneys fees and costs to the prevailing Party in such arbitration.

11.5                          Conflicting Provisions. Nothing in this Agreement shall be construed to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement or concerning the legal right of the Parties to enter into this

* Confidential Treatment Requested by Celera Corporation*

HIGHLY CONFIDENTIAL

EXECUTION VERSION

contract and any statute, law or ordinance, the latter shall prevail, but the provision shall be limited only to the extent necessary.

11.6                          Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect, then, to the fullest extent permitted by applicable law: (a) all other provisions hereof shall remain in full force and effect and shall be liberally construed in order to carry out the intent of the Parties as nearly as may be possible; and (b) the Parties agree to negotiate in good faith a provision, in replacement of the provision held invalid, illegal or unenforceable, that is consistent with applicable law and accomplishes, as nearly as possible, the original intention of the Parties with respect thereto. To the fullest extent permitted by applicable law, each Party hereby waives any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

11.7                          Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural and the word “or” is used in the inclusive sense. The captions and headings of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. Each Party hereto and its counsel have participated fully in the review and negotiation of this Agreement. Both Parties have participated equally in the formation of this Agreement; the language of this Agreement shall not be presumptively construed against either Party. As used herein “includes” and related terms shall be deemed to be followed by the phrase “without limitation”.

11.8                          Independent Contractors. It is expressly agreed that the Parties, shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency.

11.9                          Waiver. The observance of any provision of this Agreement may be waived only by a writing executed by an authorized officer of each Party. The waiver by either Party hereto of any right hereunder or the failure to perform or a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

11.10                    Counterparts. This Agreement may be executed (including via facsimile) in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.11                    No Third Party Beneficiaries. The representations, warranties, covenants, rights and obligations set forth in this  Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights on any Third Parties.

11.12                    Bankruptcy Code 365(n). The Parties acknowledge and agree that this Agreement is a license of rights to “intellectual property” as defined under Section 101(56) of the United States Bankruptcy Code. Except as expressly permitted by this Agreement, this Agreement cannot be assumed and assigned by a trustee or debtor-in-possession in bankruptcy as set forth in Section 365(c)(1) of the United States Bankruptcy Code, or any similar provisions of state or federal law.

* Confidential Treatment Requested by Celera Corporation*

HIGHLY CONFIDENTIAL

EXECUTION VERSION

11.13       Export Control Regulations.  The rights and obligations of the Parties under this Agreement shall be subject in all respects to United States laws and regulations as shall from time to time govern the license and delivery of technology and products abroad, including the United States Foreign Assets Control Regulations, Transaction Control Regulations and Export Control Regulations, as amended, and any successor legislation issued by the Department of Commerce, International Trade Administration, or Office of Export Licensing.  Without in any way limiting the provisions of this Agreement, each Party agrees that, unless prior authorization is obtained from the Office of Export Licensing, it will not export, re-export, or transship, directly or indirectly, to any country, any of the technical data disclosed to it by the other Party hereto if such export would violate the laws of the United States or the regulations of any department or agency of the United States Government.

11.14       No Admission of Liability.  Notwithstanding anything in this Agreement or otherwise, nothing in this Agreement constitutes an admission by either Party of any infringement, validity or enforceability of any of the Licensed Patents or Covenanted Patents.

[Signature Pages Follow.  The remainder of this page is intentionally left blank.]

* Confidential Treatment Requested by Celera Corporation*

HIGHLY CONFIDENTIAL

EXECUTION VERSION

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized representatives, effective as of the Effective Date.

APPLERA CORPORATION,		BECKMAN COULTER, INC.
THROUGH ITS APPLIED
BIOSYSTEMS GROUP AND
CELERA GENOMICS GROUP

By:	/s/ Catherine M. Burzik	By:	/s/ Paul Glyer
Catherine M. Burzik

Title: President		Title:	SVP Strategy and Business Development

Date:	June 30, 2006	Date:	6/30/06

* Confidential Treatment Requested by Celera Corporation*

HIGHLY CONFIDENTIAL

EXECUTION VERSION

EXHIBIT I

Exemplary Patents Excluded from License Granted to Licensee(1)

Amplification Patents	5’ Nuclease and Probe Patents
4,683,195*	5,210,015
4,683,202*	5,219,727
4,965,188*	5,476,774
5,487,972
Polymerase Patents	5,538,848
5,352,600	5,723,591
5,618,711	5,804,375
5,789,224	5,876,930
6,127,155	6,030,787
6,214,979
RT and RT-PCR Patents	6,258,569
5,310,652
5,322,770	Chemically-Modified Hot-Start Polymerase Patents
5,407,800	5,677,152 (claims 24-30)
5,773,258 (claims 11-13)
Sequencing Patents
5,075,216	dsDNA-Binding Dye Assay Patents
5,994,056
Taq Patent	6,171,785
4,889,818 (non-US rights only)
5,079,352	Kit Patents
6,040,166*
Thermal Cycler Improvements	6,197,563*
6,555,792	6,514,736*
6,153,426
5,942,432	Optics
6,719,949
6,703,236	6,563,581
5,224,778	6,211,989
5,282,543	6,744,502
6,677,151	6,839,179
6,833,536	6,982,166
EP 1216098
6,033,880

Plastics for PCR

5,456,360	6,825,047
6,638,761	6,514,750
6,942,836
6,090,251
Algorithms
5,766,889

(1)The tabulated patents are intended to be representative members of global patent families having common priority claims that are to be excluded from the license to Licensee hereunder.

*Expired.

* Confidential Treatment Requested by Celera Corporation*

HIGHLY CONFIDENTIAL

EXECUTION VERSION

EXHIBIT II

Summary Royalty/Fee Report

REAL-TIME INSTRUMENT PATENT LICENSE AGREEMENT

for the Period:                      to                     for Sales in the country of

Licensee:                                   Effective Date:                      Royalty/Fee Rate:

☐   Check here if there were no sales for this period.

R-T TC Model	No. of Units Sold	Gross Invoice price (actual)	Allowed Deductions (explain)	Net sales Price (actual)	Royalty Due (US$)

R-T TC Model	No. of Units Sold	Price to Distributor	Calculated Net sales Price	Royalty Due (US$)

I hereby certify the information set forth above is correct and complete with respect to the amounts due under this Agreement.

By	Title	Date

Name (please print)

Applera Corporation Send report to: Director of Licensing, Applied Biosystems, 850 Lincoln Centre Drive, Foster City, CA 94404 USA